CONTACTS

Anthony J. DeFazio	Brian S. Block, EVP and CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: (212-415-6500)

NOT FOR IMMEDIATE RELEASE

American Realty Capital Properties to Present at NAREIT’s REITWeek 2013 on June 6th

New York, New York, May 31, 2013 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today it will present at REITWeek 2013: NAREIT's Investor Forum®, which will be held at the Hilton Chicago from June 5-7, 2013. ARCP’s presentation will take place on Thursday, June 6, 2013 at 11:45 AM CDT.

Details on accessing the live webcast can be found below.

Webcast Details
Date: Thursday, June 6, 2013

Time: 11:45 a.m. Central Time
Webcast Link: http://reitstream.com/reitweek2013/arcproperties

The webcast will be available to view at www.arcpreit.com for 90 days following the live presentation.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. The Company may disseminate important information regarding the company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.